Exhibit 99.1

The RealReal Continues Building a More Diverse and Inclusive Board

Board Majority Now Female, Rati Levesque Promoted to President

SAN FRANCISCO, Feb. 19, 2021 -- Today, The RealReal (Nasdaq: REAL)—the world’s largest online marketplace for authenticated, consigned luxury goods—announced former Neiman Marcus Group CEO Karen Katz and Good American CEO and Co-Founder and SKIMS Founding Partner Emma Grede have joined its board of directors. These appointments are the latest advancements in The RealReal’s ongoing work to create a board reflective of its diverse community. Today, the company celebrates the milestone of doubling representation since its IPO and having women comprise 60 percent of its board.

“Karen and Emma bring an incredible depth of retail and fashion industry experience to the table, and their insights into shifting consumer behaviors and the evolving retail landscape are valuable additions to our board,” said Julie Wainwright, CEO of The RealReal. “Among the 3,000 largest U.S. publicly traded companies, one in 10 boards still have no women. Diversity in the boardroom brings a broader cross-section of experiences and perspectives, which is essential for innovation and evolution. We have been intentional in our efforts to expand diversity within our board, and we believe this further strengthens our ability to capitalize on the significant opportunity ahead of us.”

Katz brings more than 30 years of deep luxury and retail experience having helmed Neiman Marcus Group and served as its director. Among her accomplishments, Katz leveraged Neiman Marcus’ brick-and-mortar presence (40+ Neiman Marcus stores, Bergdorf Goodman in New York and the Last Call Off-Price division) to launch its omnichannel strategy, integrating customers’ online and in-store experiences through technology and personalization. She also led the 2014 acquisition of luxury e-commerce retailer, Mytheresa (January 2021 public offering), scaling its e-commerce offerings to support Neiman Marcus’ omnichannel strategy. Katz also currently serves on the Board of Directors at Under Armour, Casper and Humana, and chairs StreetTrend.

“So much of the growth and innovation happening in today’s retail landscape is centered around resale, and it’s only the beginning,” said Karen Katz. “As a customer and longtime fan of Julie and The RealReal, I am thrilled to be joining its board of directors and look forward to being part of its next stage of growth.”

Grede lends valuable retail and brand marketing experience, having founded both Good American—the first fully size-inclusive fashion brand, which reached $1 million in sales on its first day of release—and, before that, ITB Worldwide, a talent management and marketing firm beloved by luxury brands including Vivienne Westwood and Christian Dior. As a Black female leader and innovator in inclusive fashion, Grede is a champion for diverse and inclusive representation at all levels of internal and external business operations, having built companies upon those values. She is also a strong advocate for women’s rights, fighting for education, equal pay and representation. Grede is an active trustee and board member of Women for Women International and Baby2Baby.

“The RealReal has been a true force and innovator in resale for the fashion industry, and I’m proud to see Julie champion diversity and female empowerment across the team and the broader industry,” said Emma Grede. “Diversity and inclusivity have always been of utmost importance to me and my work and I’m thrilled to be joining The RealReal’s board of directors to continue driving change in its next growth phase.”

Katz and Grede join Chairperson Julie Wainwright and the rest of The RealReal’s existing board members: Caretha Colemen, Principal of Coleman Consulting; Carol Melton, CEO and Founder of Adeft Capital; Gilbert L. (Chip) Baird III, Co-Founder and Partner of PWP Growth Equity; James R. Miller, Chief Technology Officer of Wayfair; Michael A. Kumin, Managing Partner of Great Hill Equity Partners; Niki Leondakis, President of The Wolff Resident Experience Company; and Rob Krolik, General Partner and Chief Financial Officer of Burst Capital.

In another milestone moment, the company has also promoted former Chief Operating Officer Rati Levesque to the role of President. As The RealReal’s first employee, Levesque has been a critical part of building the business since day one. Having led the company’s merchandising team, then expanded her focus to include operations, she has a deep understanding of the business from every perspective. The RealReal’s Chief Revenue Officer will now report to Levesque, allowing the company to more tightly couple consignor servicing with its brick-and-mortar rollout—an important element in its work to provide a unified, cross-channel consignor experience.

“Rati has been an integral part of The RealReal’s success since the very beginning,” continued Wainwright. “Her clear vision and strategic leadership are powerful assets that will be tremendously valuable as we enter our next phase of growth.”

About The RealReal, Inc.

The RealReal is the world’s largest online marketplace for authenticated, resale luxury goods, with more than 20 million members. With a rigorous authentication process overseen by experts, The RealReal provides a safe and reliable platform for consumers to buy and sell their luxury items. We have hundreds of in-house gemologists, horologists and brand authenticators who inspect thousands of items each day. As a sustainable company, we give new life to pieces by thousands of brands across numerous categories—including women’s and men’s fashion, fine jewelry and watches, art and home—in support of the circular economy. We make selling effortless with free virtual appointments, in-home pickup, drop-off and direct shipping. We do all of the work for consignors, including authenticating, using AI and machine learning to determine optimal pricing, photographing and listing their items, as well as handling shipping and customer service. At our 13 retail locations, including our eight shoppable stores, customers can sell, meet with our experts and receive free valuations.

Press Contact:

Christine Heerwagen

pr@therealreal.com